EX-99.16.13.b

ADMINISTRATIVE SERVICES AGREEMENT

AGREEMENT effective as of _____ ___, 2011 between First Eagle Funds, a Delaware statutory trust  (the  “Trust”) having its principal place of business at 1345 Avenue of the Americas, New York, NY 10105 and acting solely on behalf of its separate series designated the First Eagle High Yield Fund (the “Fund”), and First Eagle Investment Management, LLC ("FEIM"), a Delaware limited liability corporation also having its principal place of business at 1345 Avenue of the Americas, New York, NY 10105.

WHEREAS, FEIM proposes to serve as the investment adviser for the Fund pursuant to the terms and conditions of an investment advisory agreement approved (or to be approved) by the Trust’s Board of Trustees (“Board”) and the Fund’s shareholders (“Shareholders”) in the manner contemplated under Section 15 of the Investment Company Act of 1940 (“1940 Act”); and

WHEREAS, FEIM’s responsibilities under the terms of such investment advisory agreement are limited to the provision of day-to-day portfolio management services and certain related services, all of which are expressly delineated in such investment advisory agreement; and

WHEREAS, the Fund wishes to benefit from the performance of certain other services to be provided by FEIM that are not contemplated by such investment advisory agreement and instead are to be contracted hereunder;

NOW, THEREFORE, in consideration of the covenants hereinafter contained, the Trust and FEIM hereby agree as follows:

1.            Retention of FEIM. The Trust hereby retains FEIM to furnish the Fund with the services as set forth in Article 2 below. FEIM hereby accepts such appointment to perform the duties set forth below.

2.           Services.  FEIM shall perform administrative, accounting, operations, compliance and other services on behalf of the Fund as mutually agreed upon by the parties from time to time.

3.           Compensation. (a) For the services to be rendered pursuant to this Agreement, the Trust, solely on behalf of and from the assets of the Fund and specifically not binding any other separate series of the Trust, shall reimburse FEIM for FEIM's actual costs (including personnel, related overhead and other costs) relating to any such services rendered, subject to a maximum reimbursement of not more than the annual rate of 0.05% of the value of the Fund’s average daily net assets. For periods after December 31, 2013 the Fund shall, in lieu of the foregoing reimbursements, pay FEIM monthly compensation at an annual rate of 0.05% of the Fund’s average daily net assets. Net assets of the Fund shall be computed on such days and at such time or times as described in the Trust’s then-current Prospectus and Statement of Additional Information. Any payments made for periods less than a full calendar month shall be subject to appropriate daily pro ration.

(b) Survival of Compensation Rights. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

4.           Standard of Care; Uncontrollable Events; Limitation of Liability.  (a) FEIM shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Trust or the Fund for any action taken or omitted by FEIM in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of FEIM hereunder shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against FEIM thereby.

(b) FEIM assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond FEIM’s reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, acts of terrorism, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, FEIM shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL FEIM, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

5.           Activities of FEIM. The services of FEIM rendered to the Fund are not to be deemed to be exclusive. FEIM is free to render such services to others and to have other businesses and interests.  FEIM shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way and shall not be deemed an agent of the Fund.

6.           Duration of this Agreement.  Upon the commencement of this Agreement, the Agreement shall be in effect for a period of two (2) years, unless terminated sooner as hereinafter provided. This Agreement shall continue in effect thereafter for additional periods not to exceed one (1) year so long as such continuation is approved at least annually by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor “interested persons” thereof,  as such term is contemplated in the 1940 Act.

7.           Termination; No Assignment of Agreement. (a) This Agreement may be terminated by the Trust on behalf of the Fund at any time without payment of any penalty by the

Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days’ written notice to FEIM, and by FEIM upon sixty (60) days’ written notice to the Fund. In the event of a termination, FEIM shall cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board of Trustees, transfer any and all books and records of the Fund maintained by FEIM on behalf of the Fund.

(b) This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act.

8.           Indemnification.  (a) The Trust, solely on behalf of and from the assets of the Fund and specifically not binding any other separate series of the Trust, agrees to indemnify and hold harmless FEIM, its employees, directors, and officers, from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses (including reasonable investigation expenses) of every nature and character (collectively, "Losses") arising out of or in any way relating to FEIM's actions taken or omissions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to FEIM by the Fund, the distributor, fund accountant, transfer agent or custodian thereof (in each case, other than FEIM or its affiliates); provided that this indemnification shall not apply to actions or omissions of FEIM (or of its affiliates) in cases of its (or their) own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

(b) FEIM shall indemnify, defend, and hold the Fund harmless from and against any and all Losses resulting directly and proximately from FEIM's willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder.

9.           Certain Records.  FEIM shall maintain customary records in connection with its duties as specified in this Agreement and shall preserve any such records for the periods required under the 1940 Act. Any records required to be maintained and preserved under the 1940 Act shall be the property of the Fund and will be surrendered promptly to the Fund on request, and made available for inspection by the Fund or by the SEC at reasonable times. FEIM may at its option at any time, and shall promptly upon the Fund's demand, turn over to the Fund and cease to retain FEIM's files, records and documents created and maintained by FEIM pursuant to this Agreement

10.           Legal Advice; Reliance on Prospectus and Instructions. FEIM may apply to the Fund at any time for instructions and may consult with counsel for the Fund and with accountants and other experts with respect to any matter arising in connection with FEIM’s duties, and FEIM shall not be liable nor accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts. FEIM shall notify the Fund at any time FEIM believes that it is in need of the advice of counsel (other than counsel in the regular employ of FEIM or any affiliated companies) with regard to FEIM's responsibilities and duties pursuant to this Agreement. After so notifying the Fund, FEIM, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of the Fund unless relating to a matter involving FEIM's willful misfeasance, bad faith, negligence or reckless disregard of FEIM’s responsibilities and duties. As to the services to be provided hereunder, FEIM may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Fund to the extent that such services are described therein, as well as the minutes of Board meetings (if applicable) and other records of the Fund unless FEIM receives written instructions to the contrary in a timely manner from the Fund.

Also, FEIM shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. FEIM will not be held to have notice of any change of authority of any officers, employees or agents of the Fund until receipt of written notice thereof from the Fund.

11.           Notice. Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address:

If to the Trust:

1345 Avenue of the Americas
 New York, NY 10105
Attn: Secretary

If to FEIM:

1345 Avenue of the Americas
 New York, NY 10105
Attn: General Counsel

12.           Governing Law and Matters Relating to the Fund.  This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control. It is expressly agreed that the obligations of the Fund hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Fund personally, but shall bind only the property of the Fund. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on them personally, but shall bind only the property of the Fund.

13.           Representations and Warranties.  The Trust represents and warrants to FEIM that this Agreement has been duly authorized by the Trust on behalf of the Fund and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with this Agreement’s terms (which terms limit any claim to the property of the Fund as set forth above), subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.  FEIM represents and warrants that this Agreement has been duly authorized by FEIM and, when executed and delivered by FEIM, will constitute a legal, valid and binding obligation of FEIM, enforceable against FEIM in accordance with this Agreement’s terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

14.           Privacy.  Nonpublic personal financial information relating to consumers or customers of the Fund provided by, or at the direction of, the Fund to FEIM, or collected or retained by FEIM in the course of performing its duties shall be considered confidential information. FEIM shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of FEIM except at the direction of the Fund or as required or permitted by law or the Fund’s privacy policy as distributed to Fund shareholders from time to time. FEIM represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Fund.

15.           Miscellaneous. (a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

                  (c) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

                  (d) No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

                  (e) The terms "interested person" and "affiliated person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Commission.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

First Eagle Funds	First Eagle Investment Management, LLC
By:
Name:	By:
Title:	Name:
Title: